Exhibit 99.2

Kulicke & Soffa Closes Sale of Wafer Test Business to SV Probe

Willow Grove, PA—March 6, 2006—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced the Company closed the previously announced sale of substantially all of the assets of its wafer test business to SV Probe Pte Ltd. The wafer test assets were sold for $10.0 million, plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment. As previously announced, K&S also retained certain accounts receivable, which were excluded from the assets sold. The sale of the wafer test assets located in Suzhou, China is expected to be completed within six months, without additional consideration.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these critical, assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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